On Assignment, Inc. to Transfer Stock Exchange Listing to NYSE
August 20, 2012 - Calabasas, CA - On Assignment, Inc. (NASDAQ: ASGN), a leading global provider of diversified professional staffing solutions, announced today that it will transfer the listing of its common stock to the New York Stock Exchange (NYSE) from the NASDAQ Stock Market. The Company expects to begin trading on the NYSE on August 31, 2012, using its current symbol “ASGN” and will continue to trade on NASDAQ until the transfer takes place.
“On Assignment continues to expand its national and global presence in the technology, healthcare, and life sciences staffing markets through organic growth and acquisitions,” said Peter Dameris, President and CEO of On Assignment. “NASDAQ has been a valuable partner; however, we believe trading on NYSE Euronext, the world's largest stock exchange, will broaden our visibility and provide long-term value to our customers, employees, and shareholders.”
In May 2012, On Assignment acquired Apex Systems, making On Assignment the second largest IT staffing company in the United States and one of the largest publicly traded professional staffing companies in the world. The Company also celebrates its twentieth year as a publicly traded company in September.
“This year has included many milestones for On Assignment,” said Dameris. “Our continued growth strengthens our position in the financial marketplace and we are pleased to partner with NYSE Euronext as we move forward as one of the leading professional staffing firms.”
To celebrate the occasion, representatives from On Assignment will ring the NYSE Opening Bell at 9:30 a.m. EDT on September 19, 2012.
About On Assignment
On Assignment, Inc. (NASDAQ: ASGN), is a leading global provider of in-demand, skilled professionals in the growing technology, healthcare, and life sciences sectors, where quality people are the key to success. The Company goes beyond matching résumés with job descriptions to match people they know into positions they understand for temporary, contract-to-hire, and direct hire assignments. Clients recognize On Assignment for their quality candidates, quick response, and successful assignments. Professionals think of On Assignment as career-building partners with the depth and breadth of experience to help them reach their goals.
On Assignment was founded in 1985 and went public in 1992. The corporate headquarters are located in Calabasas, California, with a network of approximately 129 branch offices throughout the United States, Canada, United Kingdom, Netherlands, Ireland, and Belgium. Additionally, physician placements are made in Australia and New Zealand. To learn more, visit http://www.onassignment.com.
About NYSE Euronext
NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company's exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext's equities markets - the New York Stock Exchange, NYSE Euronext, NYSE MKT, NYSE Alternext and NYSE Arca - represent one-third of the world's equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world's second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index. For more information, please visit: http://www.nyx.com.
Safe Harbor
Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding the Company's anticipated financial and operating performance in 2012. All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, the Company makes no assurances that the estimates of revenues, gross margin, SG&A, Adjusted EBITDA, net income, earnings per share or earnings per diluted share set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 14, 2012 and our Form 10Q for the period ended March 31, 2012, as filed with the SEC on May 9, 2012. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.